Exhibit 15.1

31 March 2022	Our Ref: JT/WL/M6207-S10414

The Board of Directors
Melco Resorts & Entertainment Limited
c/o Intertrust Corporate Services (Cayman)
Limited
One Nexus Way
Camana Bay
Grand Cayman KY1-9005
Cayman Islands

Dear Sirs

FORM 20-F

We consent to the reference to our firm under the heading “Board Practices”, the heading “Documents on Display” and the heading “Corporate Governance” in the Annual Report on Form 20-F of Melco Resorts & Entertainment Limited for the year ended 31 December 2021, which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 31 March 2022 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ WALKERS
WALKERS (HONG KONG)